   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the  Prospectus of the Delaware  Tax-Free USA Fund dated December
29, 2006, and "Financial  Statements" in the Statement of Additional Information
of the Delaware Tax-Free USA Fund dated January 3, 2007 and to the incorporation by reference in this Registration  Statement (Form N-14) of Delaware Investments
Municipal  Trust of our  reports  dated  October  11,  2006 with  respect to the
Delaware Tax-Free USA Fund,  included in the 2006 Annual Report to shareholders, and October 11, 2006 and January 2, 2007 with respect to the  Delaware  Tax-Free
Florida  Insured  Fund,  included  in the 2006  Annual  Report (as  Amended  and
Restated) to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 26, 2007